Exhibit 99.1 - Press Release


OTC/BB SYMBOL: NOEE (www.northernemp.com)

                                                        September 14, 2009


       Northern Empire Beginning Drill Program on the Turin Prospect

Northern Empire Energy Corp. ("the Company"; OTC Bulletin BoardL NOEE) is pleased to announce it is planning the first well of a three well, fall/winter drilling campaign on the Turin Prospect in southern
Alberta, Canada.

The Company is currently completing an Authorization for Expenditures ("AFE") and expects the spud date on the first well within the next 30 to 45 days. There is an inherent risk in an oil and gas exploration, and management can offer no assurances that this drilling program will be successful.

About the Turin Prospect:

Northern Empire has been granted an option with Maguire Resources Ltd. to earn a 45% interest in the Turin Project by incurring 100% of the drilling and completion costs up to a five well drilling program. This is a non-operating working interest and/or royalty owner participation position in oil and gas project is located in the Turin area of south-east Alberta, Canada, specifically section 28, township 10, range 19 west of the 4th meridian.

There are several productive and producing hydrocarbon zones in the area of interest including (starting from the shallowest formation), the Milk River, Second White Specks, Barons, Bow Island, Glauconite and the Lower Mannville sandstones plus the Livingston Carbonate.


Included in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The company's actual results could differ materially from those anticipated in the forward-looking statements.


CONTACT:

Northern Empire Energy Corp.
Jeffrey A Cocks, President
(403) 456-2333, (FAX)-(403) 276-6354
Email: info@northernemp.com
Website: www.northernemp.com

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